Filed Pursuant to Rule 424(b)(3)

Registration No. 333-118053

Prospectus Supplement No. 7 dated May 22, 2008

(to Prospectus dated August 15, 2007)

Sensus Metering Systems Inc.

$275,000,000

8 5/8% Senior Subordinated Notes due 2013

This Prospectus Supplement No. 7 supplements the Prospectus, dated August 15, 2007, as supplemented, relating to our 8 5/8% Senior Subordinated Notes due 2013 (the “notes”). Goldman, Sachs & Co. is continuing to make a market in the notes pursuant to the Prospectus, as supplemented.

This Prospectus Supplement No. 7 is comprised of our current report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2008.

This Prospectus Supplement No. 7 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, as supplemented. This Prospectus Supplement No. 7 updates information in the Prospectus, as supplemented, and, accordingly, to the extent inconsistent, the information in this Prospectus Supplement No. 7 supersedes the information contained in the Prospectus, as supplemented.

Before you invest in the notes, you should read the Prospectus, as supplemented, and other documents we have filed with the Securities and Exchange Commission for more complete information about us and an investment in the notes. You may obtain these documents for free by visiting the Securities Exchange Commission’s website at www.sec.gov.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, as supplemented, or this Prospectus Supplement No. 7 is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Risk Factors” beginning on page 10 of the Prospectus.

The date of this Prospectus Supplement No. 7 is May 22, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 16, 2008

Commission file number 333-113658

Sensus Metering Systems (Bermuda 2) Ltd.	Sensus Metering Systems Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Bermuda	98-0413362	Delaware	51-0338883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8601 Six Forks Road, Suite 300, Raleigh, North Carolina 27615

(Address of principal executive offices) (Zip Code)

(919) 845-4017

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2008, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Sensus Metering Systems (Bermuda 2) Ltd. and Sensus Metering Systems Inc. (collectively, the “Company”) made certain modifications to the Company’s Management Incentive Plan (the “Plan”), as described below:

•

The Company changed the structure of the Plan from an annual measurement mechanism to a quarterly mechanism based on Management Adjusted EBITDA and Operating Cash Flow, each as defined in the Plan. The new structure allows for payment banking each quarter provided the Company meets or exceeds a predetermined percentage of the Management Adjusted EBITDA target, as approved by the Compensation Committee.

•

Payments to Headquarters participants, as defined in the Plan, are subject to a new qualifier. Specifically, at the end of the fiscal year, if the full-year actual Management Adjusted EBITDA is less than a predetermined percentage of the current year’s target Management Adjusted EBITDA, as approved by the Compensation Committee, then the banked quarterly incentive payment will be eliminated.

•

Payments to Business Unit participants, as defined in the Plan, are subject to a new qualifier. Specifically, at the end of the fiscal year, if the full-year actual Management Adjusted EBITDA is not the greater of the prior year’s actual Management Adjusted EBITDA or a predetermined percentage of the current year’s target Management Adjusted EBITDA, as approved by the Compensation Committee, then the banked quarterly incentive payment will be eliminated.

•	Payments to Business Unit participants are based solely on an individual Business Unit’s performance, rather than on the combined performance of the Business Unit and Headquarters.

A copy of the Plan is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Management Incentive Plan of Sensus Metering Systems (Bermuda 2) Ltd. and Sensus Metering Systems Inc., dated May 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSUS METERING SYSTEMS (BERMUDA 2) LTD.

Dated:	May 22, 2008	By:	/s/ Peter Mainz
		Name:	Peter Mainz
		Title:	Chief Executive Officer & President

SENSUS METERING SYSTEMS INC.

Dated:	May 22, 2008	By:	/s/ Peter Mainz
		Name:	Peter Mainz
		Title:	Chief Executive Officer & President